Exhibit 99.1

Vantage Drilling Company Announces Results of Shareholder Meeting

HOUSTON, TX — (MARKET WIRE) — 01/7/2011 — Vantage Drilling Company (the “Company”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) today announced the results of its 2010 Annual Meeting of Shareholders, which was originally scheduled for November 30, 2010 and postponed until January 7, 2011.

Based on the voting results from the meeting, shareholders re-elected all incumbent directors and also ratified the selection of UHY LLP as the Company’s independent auditors for 2010. Also based on the voting results, shareholders did not approve the issuance of ordinary shares upon conversion of the promissory note to F3 Capital, the increase in the Company’s ordinary share capital or the amendment and restatement of the Company’s 2007 Long Term Incentive Compensation Plan to, among other things, increase the number of ordinary shares authorized for issuance under the plan.

The Company will report the specific voting results in a current report on Form 8-K.

The Company, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. The Company’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. The Company also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, the Company is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, contact:

Paul A. Bragg

Chairman and Chief Executive Officer

(281) 404-4700